Exhibit 23.1

Consent of Ernst & Young LLP

Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos. 333-157492, 333-149602, 333-141260 and 333-137502) of Riverbed Technology, Inc. of our report dated December 10, 2008 relating to the financial statements of Mazu Networks, Inc., which appears in the Current Report on Form 8-K/A of Riverbed Technology, Inc. dated April 30, 2009.

Boston, MA
April 29, 2009	/s/ Ernst & Young